                                                                  EXHIBIT (a)(1)


                      OFFER TO PURCHASE OUTSTANDING OPTIONS
                    WITH AN EXERCISE PRICE OF $24.00 OR MORE
                                    FOR CASH
                                       BY
                          PENNZOIL-QUAKER STATE COMPANY



--------------------------------------------------------------------------------
           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
   CENTRAL DAYLIGHT TIME, ON OCTOBER 11, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                  Pennzoil-Quaker State Company ("PQS") is offering to purchase any and all outstanding options to purchase shares of our common stock that have an exercise price of $24.00 or more for cash, upon the terms and subject to the conditions set forth herein and in the related letter of transmittal. The cash amount for each tendered option will be determined for each option as described in Section 4 and will be payable promptly following the completion of the offer. For purposes of this offer, we are classifying your options based on the date on which they were granted to you. For the class of options granted on any grant date, we will accept your tender of either 50% or 100% of your options granted on that date. See "Summary Term Sheet."

                                   ----------

                  THIS OFFER TO PURCHASE IS NOT CONDITIONED UPON A MINIMUM NUMBER OF OPTIONS BEING TENDERED, BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 5.

                                   ----------

                                    IMPORTANT

                  Any holder of options desiring to tender his or her options for purchase should complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, mail or otherwise deliver it and any other required documents to PQS, at our address set forth on the back cover of this offer to purchase.

                                   ----------

                  A COMMITTEE OF OUR BOARD OF DIRECTORS HAS APPROVED THE MAKING OF THE OFFER. NEITHER PQS NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER YOUR OPTIONS FOR PURCHASE. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR OPTIONS.

                                   ----------

                  The common stock issuable upon exercise of the options is listed and principally traded on the New York Stock Exchange (the "NYSE") under the symbol "PZL." On September 8, 2000, the last trading day prior to the making of this offer, the last reported sale price of the common stock was $12.50 per share. You are urged to obtain current market prices for the common stock.

                                   ----------

                  Questions or requests for assistance or for additional copies of this offer to purchase, the letter of transmittal, or other offer materials may be directed to Darlene Cox, Director of Compensation, at (713) 546-6634, Brenda McKee, Compensation Advisor, at (713) 546-4167, or Annette Eriksen, Compensation Advisor, at (713) 546-6617.

                  PQS HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THIS OFFER TO PURCHASE. PQS HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER TO PURCHASE OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PQS.


                                   ----------


                                TABLE OF CONTENTS


                                                                                                               PAGE


Summary Term Sheet................................................................................................1

Introduction......................................................................................................3

The Offer.........................................................................................................4

1.    Number of Options; Expiration Date..........................................................................4
2.    Procedure for Tendering Options.............................................................................4
3.    Withdrawal Rights...........................................................................................5
4.    Acceptance for Purchase of Options and Payment of Cash......................................................5
5.    Conditions of the Offer.....................................................................................6
6.    Price Range of Common Stock Underlying the Options..........................................................7
7.    Purpose of the Offer........................................................................................7
8.    Information Concerning PQS..................................................................................8
9.    Source and Amount of Funds..................................................................................8
10.   Interests of Directors and Officers; Transactions and Agreements Concerning the Options.....................8
11.   Federal Income Tax Considerations...........................................................................9
12.   Legal Matters; Regulatory Approvals.........................................................................9
13.   Extension of Tender Period; Termination; Amendments.........................................................9
14.   Fees and Expenses..........................................................................................10
15.   Forward-Looking Information................................................................................10
16.   Additional Information.....................................................................................10

                               SUMMARY TERM SHEET


                  We are offering to purchase any and all outstanding options to purchase shares of our common stock that have an exercise price of $24.00 or more. The following are some of the questions that you, as an optionholder, may have and answers to those questions. The information in this summary is not complete and we urge you to carefully read the remainder of this offer to purchase and the accompanying letter of transmittal.

WHAT WILL I RECEIVE IF I DECIDE TO TENDER MY OPTIONS FOR PURCHASE?

                  We will pay you cash promptly following the completion of the offer. For purposes of determining the cash amount payable to an optionholder, we have treated options as separate classes based on their grant date.

                  The cash amount that we will pay for each class of tendered options has been determined on the basis of six factors. The first three of these factors are the same for all classes of options, regardless of grant date. The fourth and fifth factors vary among classes of options based on the number of years left before a particular option expires. The last factor will vary among classes of options based on the exercise price set at the grant date, but is the same for all options within a class of options. See Section 4. These factors are:

                  o        an expected volatility of our common stock (28.8%);

                  o        the dividend yield on our common stock (2.29%);

                  o the current share price assumed to be $12.375, the closing price on August 18, 2000;

                  o a risk-free rate of return based on a U.S. Treasury rate corresponding to the number of years left before a particular option expires;

                  o the length of time to expiration of the particular option; and

                  o        the exercise price of the particular option.

WHEN WILL I RECEIVE PAYMENT FOR MY PURCHASED OPTIONS?

                  PQS will pay all of the cash amount promptly following the expiration date of this offer, whether or not the optionholder is currently employed by PQS. All affected options are fully vested.


                  No interest will accrue and no interest will be paid on any portion of the cash amount payable, regardless of when paid. See Section 4.

DO I HAVE TO TENDER ALL OF MY OPTIONS?

                  No. You will not be required to tender all of your options. We have treated options as separate classes based on their grant date. You may tender none, 50% or 100% of your options granted on any particular grant date. For example, if you have options issued on multiple grant dates, you may tender 100% of one class of options issued on a grant date, 50% of another class of options issued on another grant date and none of another class of options issued on yet another grant date. See Section 2.

DOES THE COMPANY HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

                  We have sufficient cash on hand to make payment on all of the options tendered in this offer to purchase. See Section 9.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

                  You will have at least until 5:00 p.m., Central daylight time, on October 11, 2000, the "expiration date," to decide whether to tender your options in this offer to purchase. See Section 1.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

                  If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., Central daylight time, on the day after the date on which the offer was previously scheduled to expire. See Section 13.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

                  This offer to purchase is not conditioned on a minimum number of options being tendered. However, the offer is subject to several conditions such as the absence of:

                  o        court and governmental actions prohibiting the offer;

                  o a substantial acquisition of our common stock by a third party or a proposal or offer by a third party to acquire our common stock;

                  o        a material change in the condition of PQS's business;
                           and

                  o        a material change in public markets.

See Section 5.

HOW DO I TENDER MY OPTIONS?

                  To tender an option for purchase, you must deliver a properly completed and duly executed letter of transmittal and any other required documents to us at the address set forth below, no later than the expiration date:

                   Darlene Cox
                   Director of Compensation
                   Pennzoil-Quaker State Company
                   Pennzoil Place, P.O. Box 2967
                   Houston, Texas 77252-2967
                   Facsimile: (713) 546-6589

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY OPTIONS?

                  The cash amount paid to optionholders who tender options will be taxed as ordinary compensation income of the optionholders in the year received. To the extent that a tendering optionholder recognizes ordinary income, we will generally be entitled to a corresponding federal income tax deduction. See Section 11.

HOW DO I WITHDRAW PREVIOUSLY TENDERED OPTIONS AND UNTIL WHAT TIME CAN I WITHDRAW THEM?

                  You can withdraw previously tendered options at any time until the expiration date. To withdraw tendered options you must deliver a written notice of withdrawal, or facsimile thereof, with the required information to us while you still have the right to withdraw the tendered options. Once withdrawn, you may retender options only by again following one of the delivery procedures described in Section 2. See Section 3.

WITH WHOM CAN I SPEAK IF I HAVE QUESTIONS ABOUT THE OFFER?

                  You can call Darlene Cox, Director of Compensation, at (713) 546-6634, Brenda McKee, Compensation Advisor, at (713) 546-4167, or Annette Eriksen, Compensation Advisor, at (713) 546-6617.

               TO THE HOLDERS OF OPTIONS TO PURCHASE COMMON STOCK
                OF PQS WITH AN EXERCISE PRICE OF $24.00 OR MORE:

                                  INTRODUCTION

SUMMARY TERMS OF THE OFFER

                  PQS hereby offers to purchase any and all outstanding options to purchase shares of our common stock that have an exercise price of $24.00 or more for cash, upon the terms and subject to the conditions set forth herein and in the related letter of transmittal (which together constitute the "offer"). The cash amount will be determined for each option as described in Section 4 and will be payable promptly following the completion of the offer. For purposes of determining the cash amount payable to an optionholder, we have treated options as separate classes based on their grant date. You may tender none, 50% or 100% of your options granted on any particular grant date.

                  Attachment A sets forth the determination of the amount of the cash payment you will be entitled to receive for each class of options, if your options are properly tendered and are accepted for purchase. The cash amount that we will pay for each class of tendered options has been determined on the basis of six factors. See Section 4.


                  We will accept for purchase all options validly tendered and not properly withdrawn on or prior to the expiration date.


                  THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF OPTIONS BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER CONDITIONS. SEE SECTION 5. We reserve the right (but are not obligated) to waive any or all such conditions, other than those that are legally mandated.


                  NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER YOUR OPTIONS FOR PURCHASE. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER OPTIONS FOR PURCHASE. PQS HAS BEEN ADVISED THAT ITS EXECUTIVE OFFICERS DO NOT INTEND TO TENDER THEIR OPTIONS PURSUANT TO THIS OFFER TO PURCHASE. NONE OF OUR NON-EMPLOYEE DIRECTORS HOLD ANY OF THESE OPTIONS.


GENERAL INFORMATION

                  As of the date of this offer to purchase, we had issued and outstanding options to purchase 11,470,266 shares of our common stock issued under our various plans, of which options to purchase 1,997,630 have an exercise price of $24.00 or more.

                  The common stock issuable upon exercise of the options is listed and principally traded on the NYSE under the symbol "PZL." On September 8, 2000, the last reported sale price of the common stock was $12.50 per share. Optionholders are urged to obtain current market prices for the common stock. See Section 6.

                                    THE OFFER

1.       NUMBER OF OPTIONS; EXPIRATION DATE.

                  Upon the terms and subject to the conditions described herein and in the accompanying letter of transmittal, we will accept for purchase, and will purchase, options to purchase shares of our common stock that have an exercise price of $24.00 or more and that are validly tendered on or prior to the expiration date and which are not properly withdrawn in accordance with
Section 3. For purposes of this offer, we are classifying your options based on the date on which they were granted to you. For the class of options granted on any grant date, we will accept your tender of 50% or 100% of your options granted on that date. The later of 5:00 P.M., Central daylight time, on October 11, 2000 or the latest time and date to which the offer is extended, is referred to herein as the "expiration date." This offer is not conditioned on any minimum number of options being tendered. If your options are properly tendered and accepted for purchase, you will be entitled to receive a cash payment for each class of options in the amount as determined by Attachment A to this offer to purchase. The cash amount will be payable promptly following the completion of the offer. See Section 4.


                  Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, to change the terms of this offer to purchase. This offer to purchase will be extended until the expiration of ten business days from the date of publication of notice if:

                  o we increase or decrease the amount of cash to be paid for options tendered for purchase; and

                  o the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in
                           Section 13.

For purposes of this offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through Midnight, Central daylight time. There can be no assurance, however, that we will exercise our right to extend this offer to purchase.

2.       PROCEDURE FOR TENDERING OPTIONS.

                  Proper tender of options. To validly tender options for purchase pursuant to this offer, a properly completed and duly executed letter of transmittal, or facsimile thereof, together with any other documents required by the letter of transmittal, must be received by us at our address set forth on the back cover of this offer to purchase prior to the expiration date.

                  You may tender none, 50% or 100% of your options granted on any particular grant date. For example, if you have options issued on multiple grant dates, you may tender 100% of one class of options issued on a grant date, 50% of another class of options issued on another grant date and none of another class of options issued on yet another grant date.

                  THE METHOD OF DELIVERY OF OPTIONS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING OPTIONHOLDER. OPTIONS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY US. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

                  No interest will accrue and no interest will be paid on the cash amount payable to you, regardless of:

                  o        any extension of the offer; or

                  o        any delay in making any payment.

                  Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase and payment will be determined by us in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of options that we determine are not in proper form or the acceptance for purchase and payment of or purchase and payment for which may be unlawful. We also reserve the absolute right to waive any condition of the offer or any defect or irregularity in any tender of options. A tender of options will not be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall we nor any other person incur any liability for failure to give any such notice.

3.       WITHDRAWAL RIGHTS.

                  Tenders of options made pursuant to this offer to purchase may be withdrawn:

                  o        at any time prior to the expiration date; or

                  o after November 6, 2000 unless they have been previously accepted for purchase as provided in this offer to purchase.

If we extend the period of time during which the offer is open, we are delayed in accepting for payment or paying for options or we are unable to accept for purchase and payment or pay for options pursuant to the offer for any reason, then, without prejudice to our rights under the offer, we may retain all options tendered, and tendered options may not be withdrawn, except as otherwise provided in this Section 3, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 (the "Exchange Act"), which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of this offer to purchase. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by us at our address set forth on the back cover of this offer to purchase and must specify the name of the person who tendered the options to be withdrawn and the number of options to be withdrawn. Withdrawals may not be rescinded, and options withdrawn will thereafter be deemed not validly tendered for purposes of this offer. However, withdrawn options may be retendered by again following one of the procedures described in
Section 2 at any time prior to the expiration date.

                  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. Neither PQS nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

4.       ACCEPTANCE FOR PURCHASE OF OPTIONS AND PAYMENT OF CASH.

                  Upon the terms and subject to the conditions of this offer to purchase and as promptly as practicable after the expiration date, we will accept for purchase all options validly tendered.


                  You will receive the full cash amount for your options that are properly tendered and are accepted for purchase as determined by Attachment A promptly after the expiration of this offer to purchase.


                  For purposes of determining the cash amount payable to an optionholder, we have treated options as separate classes based on their grant date.

                  The cash amount that we will pay for each class of tendered options has been determined using the Black-Scholes option pricing model adapted for use in valuing executive stock options. The estimated values under the model are based on six factors. The first three of these factors are the same for all classes of options, regardless of grant date. The fourth and fifth factors vary among classes of options based on the number of years left before a particular option expires. The last factor will vary among classes of options based on the exercise price set at the grant date, but is the same for all options within a class of options. The six factors are:

                  o        an expected volatility of our common stock (28.8%);

                  o        the dividend yield on our common stock (2.29%);

                  o the current share price assumed to be $12.375, the closing price on August 18, 2000;

                  o a risk-free rate of return based on a U.S. Treasury rate corresponding to the number of years left before a particular option expires;

                  o the length of time to expiration of the particular option; and

                  o        the exercise price of the particular option.

All affected options are fully vested.

                  For purposes of the offer, we will be deemed to have accepted for purchase and payment options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the optionholders of our acceptance for payment of such options, which may be by press release.


                  Under no circumstances will interest accrue or be paid on amounts to be paid to tendering optionholders, regardless of when payment of any portion of the cash amount is made or if there is any delay in making any cash payment.

5.       CONDITIONS OF THE OFFER.

                  Notwithstanding any other provision of this offer to purchase, we will not be required to accept for purchase, or make any payment with respect to, any options tendered, and may terminate or amend and may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of options) the acceptance for purchase of options tendered, if at any time on or after September 11, 2000 and on or before the expiration date any of the following shall have occurred:

                           (a) there shall have been threatened, instituted or
                  pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the purchase of options by us pursuant to this offer or otherwise in any manner relates to or affects the offer or (ii) in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries' business or materially impair the offer's contemplated benefits to us;

                           (b) there shall have been any action threatened,
                  pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or to us or any of our subsidiaries, by any legislative body, court, authority, agency or tribunal which, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the options illegal or otherwise restrict or prohibit consummation of this offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the options, (iii) materially impair the contemplated benefits of this offer to us or (iv) materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of the business of PQS or any of our subsidiaries;

                           (c) it shall have been publicly disclosed or we shall
                  have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of common stock underlying the options whether through the acquisition, directly or indirectly, of our capital stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G on file with the SEC on or prior to September 11, 2000) or (ii) any such person or group that on or prior to September 11, 2000 had filed a Schedule 13D or 13G with the SEC thereafter shall have acquired or shall propose to acquire, whether through the acquisition shares, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares of common stock underlying the options representing 2% or more of the outstanding shares of common stock underlying the options;

                           (d) there shall have occurred (i) any general
                  suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline or increase in the market price of the shares of our common stock, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), income, operations, prospects, or ability to obtain financing generally, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in our reasonable judgment, might affect, the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof;

                           (e) a tender or exchange offer with respect to some
                  or all of the options or our common stock (other than this offer), or a merger, acquisition or other business combination proposal for PQS, shall have been proposed, announced or made by any person;

                           (f) there shall have occurred any event or events
                  that have resulted, or may in our reasonable judgment result, in an actual or threatened change in the business, condition (financial or other), income, operations, option ownership or prospects of PQS and our subsidiaries, taken as a whole; or

                           (g) there shall have occurred any decline in the Dow
                  Jones Industrial Average or the Standard & Poor's Composite 500 Stock Index by an amount in excess of 10% measured from the close of business on September 11, 2000;

and, in our reasonable judgment, such event or events make it undesirable or inadvisable to proceed with the offer or with such acceptance for purchase and payment.

                  The foregoing conditions are for our reasonable benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time, in our reasonable discretion, whether or not any other condition of the offer is also waived. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties.

6.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

                  The common stock issuable upon exercise of the options is listed and principally traded on the NYSE under the symbol "PZL." The following table sets forth the high and low prices of the common stock for the fiscal quarters indicated:


                                                                                            High*      Low*
Fiscal Year Ended December 31, 1999:
       Quarter ended March 31, 1999.................................................        16.50     11.88
       Quarter ended June 30, 1999 .................................................        15.44     11.06
       Quarter ended September 30, 1999 ............................................        15.38     12.31
       Quarter ended December 31, 1999..............................................        12.94      8.50
Fiscal Year Ended December 31, 2000:
       Quarter ended March 31, 2000 ................................................        11.88      8.38
       Quarter ended June 30, 2000 .................................................        12.50      9.44
       Quarter ended September 30, 2000 (through September 8, 2000) ................        13.25     11.00


                  On September 8, 2000, the last full NYSE trading day prior to the making of this offer to purchase, the last reported sale price of the common stock underlying the options was $12.50 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET PRICES FOR THE COMMON STOCK.

7.       PURPOSE OF THE OFFER.

                  We believe that many of our outstanding options, though currently exercisable, are not achieving the purpose for which they were intended since they have exercise prices that are significantly higher than the current market price, effectively making them unlikely to be exercised. By making this offer to purchase and instituting other forms of incentive and option plans for which our current employees will be able to realize the intended benefits, we expect to be able to provide better performance incentives to these employees and thereby maximize shareholder value.

                  Except as disclosed in this offer to purchase, we have no plans or proposals which relate to or would result in:

                  o the acquisition by any person of any of our securities or the disposition of any of our securities;

                  o an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving PQS or any of our subsidiaries;

                  o a sale or transfer of a material amount of our or our subsidiaries' assets;

                  o any change in our present board of directors or management;

                  o any material change in our present dividend rate or policy, or our indebtedness or capitalization;

                  o any other material change in our corporate structure or business;

                  o any change in our Restated Certificate of Incorporation or By-laws, as amended, or any actions which may impede the acquisition of control of PQS by any person;

                  o a class of equity securities being delisted from a national securities exchange;

                  o a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or

                  o the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act.

                  Neither we nor our board of directors makes any recommendation to you as to whether to tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all information in the offer to purchase and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for purchase.

8.       INFORMATION CONCERNING PQS.

                  General. PQS is a leading worldwide automotive consumer products company, marketing over 1,300 products with 20 leading brands in more than 50 countries. The company markets Pennzoil(R) and Quaker State(R) brand motor oils, the number one and number two selling motor oils in the United States. Jiffy Lube, a wholly owned subsidiary of PQS, is the world's largest fast lube operator and franchiser.


                  Our principal executive offices are located at Pennzoil Place, 700 Milam, Houston, Texas, and our telephone number is (713) 546-4000.

9.       SOURCE AND AMOUNT OF FUNDS.

                  Assuming we purchase all outstanding options that have an exercise price of $24.00 or more pursuant to the offer, the aggregate cash consideration to be paid will be approximately $2.1 million (excluding estimated fees and expenses). We anticipate financing the cash consideration payable to tendering optionholders for the purchase of options pursuant to this offer to purchase and the payment of related fees and expenses from available cash.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND AGREEMENTS CONCERNING THE OPTIONS.

                  Neither PQS, nor to the best of our knowledge, any of our directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the options or the common stock issuable upon the exercise of such options during the 60 days prior to the date of this offer to purchase.

                  Except for outstanding options to purchase common stock granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to our option plans, and restricted share awards granted from time to time to certain of our employees (including executive officers) pursuant to our incentive compensation programs and except as otherwise described herein, neither PQS nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding or proxies, consents or authorizations.

11.      FEDERAL INCOME TAX CONSIDERATIONS.

                  General. The following summary of certain federal income tax consequences of the purchase of options pursuant to this offer to purchase is based on the Internal Revenue Code of 1986, as amended to date, applicable proposed and final Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change. This summary does not attempt to describe all of the possible tax consequences that could result from this offer to purchase or the purchase of options pursuant to this offer to purchase.

                  The cash amount paid to optionholders who tender options for purchase will be taxed as ordinary compensation income of the optionholders in the year received. Such income will be subject to withholding of income, FICA and Medicare taxes and other applicable employment taxes. To the extent that a tendering optionholder recognizes ordinary income, we will generally be entitled to a corresponding federal income tax deduction.

                  The tax discussion set forth above is included for general information only. The tax consequences of this offer to purchase or a purchase pursuant to the offer may vary depending upon, among other things, the particular circumstances of the tendering optionholder. No information is provided herein as to the state, local or foreign tax consequences of the transaction contemplated by the offer. Optionholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences of purchase made by them pursuant to the offer.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

                  We are not aware of any license or regulatory permit that we believe is material to our business that might be adversely affected by our purchase of options as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the purchase by us of options as contemplated herein. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. We are unable to predict whether we will be required to delay the acceptance for payment of, or payment for, options tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for purchase, and make any payment in respect of, any options are subject to a number of conditions. See Section 5.

13.      EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

                  We expressly reserve the right, in our sole discretion and at any time or from time to time, to extend the period of time during which this offer to purchase is open by giving oral or written notice of such extension to the optionholders. There can be no assurance, however, that we will exercise our right to extend this offer. During any such extension, all options previously tendered will remain subject to the offer, except to the extent that such options may be withdrawn as set forth in Section 3. We also expressly reserve the right, in our reasonable discretion, (a) to terminate the offer and not accept for payment any options not theretofore accepted for payment or, subject to Rule 13-4(f)(5) under the Exchange Act, which requires us either to pay the consideration offered or to return the options tendered promptly after the termination or withdrawal of the offer, to postpone payment for options upon the occurrence of any of the conditions specified in Section 5 hereof by giving oral or written notice of such termination to the optionholders by making a public announcement thereof and (b) at any time or from time to time amend the offer in any respect. Amendments to the offer may be effected by public announcement. Without limiting the manner in which we may choose to make public announcement of any termination or amendment, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the offer, in which case we will have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice will be issued no later than 9:00 a.m.,

Central daylight time, on the next business day after the previously scheduled expiration date. Material changes to information previously provided to holders of the options in this offer or in documents furnished subsequent thereto will be disseminated to holders of options in compliance with Rule 13e-4(e)(3) promulgated by the SEC under the Exchange Act.

                  If we materially change the terms of this offer to purchase or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in the amount paid or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The offer will continue or be extended for at least ten business days from the time we publish, send or give to holders of options a notice that we will (a) increase or decrease the amount of the consideration payable or (b) increase (except for an increase not exceeding 2% of the outstanding subject options) or decrease the percentage of subject options sought.

14.      FEES AND EXPENSES.

                  We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to purchase.

15.      FORWARD-LOOKING INFORMATION

                  This document contains and incorporates by reference forward-looking statements with respect to our business, financial condition and results of operations, including, without limitation, statements herein and in our annual and quarterly reports under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." You can generally identify forward-looking statements by looking for words such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue." Variations on those or similar words, or the negatives of such words, also may indicate forward-looking statements.

                  These forward-looking statements are based on certain assumptions and are subject to a number of risks and uncertainties. Such uncertainties include, but are not limited to:

                  o        general economic, financial and business conditions;

                  o        competition in the motor oil marketing business;

                  o        commodity prices for crude oil;

                  o base oil margins and supply and demand in the base oil business;

                  o the success and costs of advertising and promotional efforts;

                  o        mechanical failure in refining operations;

                  o        unanticipated environmental liabilities;

                  o changes in and compliance with governmental regulations;

                  o        changes in tax laws;

                  o        the costs and effects of legal proceedings, and

                  o others of which may be detailed from time to time in our press releases, reports to shareholders and our filings with the SEC.

                  These forward-looking statements are based on management's expectations as of the date of this document, or if incorporated by reference from a document as of an earlier date, the earlier date. Actual future performance and results could differ materially from that contained in or suggested by these forward-looking statements as a result of the factors described above and elsewhere in this offer to purchase.

16.      ADDITIONAL INFORMATION.

                  We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. These reports and other informational filings required by the Exchange Act are available for inspection at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549 and also are available for inspection and copying at the regional offices of the commission located at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, such as us. The SEC's Web site address is http://www.sec.gov. Information regarding PQS may also be obtained at the offices of The New York Stock Exchange, 20 Broad Street, New York, NY 10005.


                  The SEC allows us to "incorporate by reference" other documents filed with the SEC, which means that we can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this offer to purchase. The documents incorporated by reference are:

                  o our Annual Report on Form 10-K for the year ended December 31, 1999;

                  o our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2000; and

                  o our current report on Form 8-K filed with the SEC on April 19, 2000.

                  As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to purchase, you should rely on the statements made in the most recent document.

                  You should rely only on the information in this offer to purchase or incorporated by reference. We have not authorized anyone to provide you with any different information.

                  The information contained in this offer to purchase about PQS should be read in conjunction with the information contained in the documents incorporated by reference.

                  We will provide without charge to each person to whom a copy of this offer to purchase is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Pennzoil-Quaker State Company, Pennzoil Place, P.O. Box 2967, Houston, Texas 77252-2967, Attention: Darlene Cox, (713) 546-6634. In order to ensure timely delivery of the documents prior to the expiration date, any such requests should be made by September 22, 2000.

                  This offer to purchase constitutes part of an Issuer Tender Offer Statement on Schedule TO filed with the SEC by us pursuant to Section 13 of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule TO and all exhibits thereto are incorporated by reference into this offer to purchase.

September 11, 2000
                                  ATTACHMENT A

                          PENNZOIL-QUAKER STATE COMPANY
                              STOCK OPTION BUY-BACK


                              NAME OF OPTIONHOLDER
                               S.S.N. 000-00-0000


                                                                                               Buy-Back Cost
Stock Option      Stock Option        Stock Option       Black-Scholes       Number of          for 100% of
 Grant Date      Expiration Date       Grant Price        Value/Share         Shares             Shares
------------     ---------------      ------------       -------------      ----------         -------------







                                                               Total
                                                                            ==========         ==============

================================================================================

                                OFFER TO PURCHASE



                               OUTSTANDING OPTIONS


                    WITH AN EXERCISE PRICE OF $24.00 OR MORE

                                       OF


                          PENNZOIL-QUAKER STATE COMPANY


                                   ----------


Any questions or requests for assistance or additional copies of any documents incorporated by reference into this offer to purchase may be directed to Darlene Cox, Director of Compensation, at (713) 546-6634, Brenda McKee, Compensation Advisor, at (713) 546-4167, or Annette Eriksen, Compensation Advisor, at (713) 546-6617, at Pennzoil-Quaker State Company, Pennzoil Place, P.O. Box 2967, Houston, Texas 77252-2967.

                                   ----------


                               September 11, 2000